EXHIBIT 10.1

STRICT FORECLOSURE AGREEMENT

This STRICT FORECLOSURE AGREEMENT made as of the 4th day of November, 2016 among WESTPORT ENERGY LLC, a Delaware limited liability company with a principal place of business located at 100 Overlook Center, 2nd Floor, Princeton, NJ 08540 (“Westport”), WESTPORT ENERGY ACQUISITION INC., a Delaware corporation with a principal place of business located at 100 Overlook Center, 2nd Floor, Princeton, NJ 08540 (“WEA”), WESTPORT ENERGY HOLDINGS INC., a Delaware corporation with a principal place of business located at 100 Overlook Center, 2nd Floor, Princeton, NJ 08540 (“Debtor”) (Westport, WEA and Debtor are referred to, collectively, as the “Debtor Parties”) and COOS BAY ENERGY LLC, a Nevada limited liability company with a principal place of business located at 1001 SW 5th Avenue, Suite 1100, Portland, OR 97204 (“Coos Bay Energy”), YA GLOBAL INVESTMENTS, L.P., a Cayman Islands exempt limited partnership with a principal place of business located at 1012 Springfield Avenue, Mountainside, NJ 07092 (“YA Global”), QUEENSBURY INC., a corporation with a principal place of business located at 23501 Cinco Ranch Blvd., B-225, Katy TX 77494 (“Queensbury”) and MOUNTAINVILLE LTD., a corporation with a principal place of business located at 62 Potterstown Road, Lebanon, NJ 08833 (“Mountainville”) (YA Global, Queensbury and Mountainville are referred to, collectively, as the “Lenders”). The Debtor Parties and the Lenders shall each be referred to herein as a “Party” and collectively as the “Parties.”

INTRODUCTORY STATEMENT

A.	Debtor owns all of the outstanding shares of its direct subsidiary, WEA, and WEA owns 100% of the outstanding membership interests of its direct subsidiary, Westport, subject only to the security interests and liens of the Secured Party.

B.	Westport owns all assets related to its coalbed methane exploration and development operations in Coos Bay, Oregon (the “Coos Bay Project”), subject only to the security interests and liens of the Secured Party.

C.	Westport’s operations in connection with the Coos Bay Project are the only operations of Westport, and Debtor and WEA have no operations other than those operations carried on by Westport in connection with the Coos Bay Project.

D.	YA Global, Queensbury and Mountainville, are members of Coos Bay Energy and the holders of certain senior secured convertible debentures in the aggregate original principal amount of $40,768,492, as set forth in Schedule A (the “Debentures”), which were issued by the Debtor in order to fund Westport’s operations in connection with the Coos Bay Project.

E.	To secure the obligations under the Debentures, the Secured Party and the Debtor Parties also entered into certain securities purchase agreements, guarantees, pledge and escrow agreements and leasehold deeds of trust, as set forth in Schedule B (collectively, the “Security Documents”).

F.	Pursuant to the Security Documents, the Debtor Parties pledged, as collateral to secure the obligations under the Debentures, and granted YA Global a first-priority security interest and lien upon (i) all outstanding shares of WEA (the “WEA Equity Collateral”); (ii) 100% of the membership interest of Westport, which membership interest is wholly-owned by WEA (the “Westport Equity Collateral”); and (iii) all of Westport’s assets directly and indirectly related to its Coos Bay Project (the “Westport Asset Collateral”), all as more particularly identified in the Security Documents (collectively, the “Collateral”).

G.	Pursuant to separate assignment agreements, YA Global assigned portions of certain Debentures held by YA Global to Queensbury and Mountainville and pursuant to the respective assignment agreements the parties agreed that YA Global would act as collateral agent for Queensbury and Mountainville in connection with any actions to be taken by the Lenders with respect to the Collateral (YA Global individually, and as collateral agent for Queensbury and Mountainville, is referred to as the “Secured Party”).

H.	Westport also entered into Royalty Agreements with YA Global and Queensbury dated February 5, 2014, pursuant to which YA Global and Queensbury were each granted 12.5% royalties on the “Net Sales” from certain wells at the Coos Bay Project (the “Royalty Agreements”).

I.	As of the close of business on September 12, 2016, the aggregate outstanding principal balance owed to the Lenders pursuant to the Debentures was $34,583,478, plus accrued and unpaid interest and accrued and unpaid fees, expenses and charges (the “Obligations”), which Obligations are immediately due and payable.

J.	Under the terms of the Debentures, any “Event of Default” under one Debenture constitutes an “Event of Default” under the other Debentures, thus giving the Lenders and the Secured Party the right to exercise all applicable rights and remedies under all of the Debentures, the Security Documents, the UCC and other applicable law.

K.	Debtor has defaulted under the Debentures and the Security Documents by failing to make required payments of principal and interest by the applicable due dates, and the Lenders and the Secured Party thus have the right to exercise all applicable rights and remedies under the Debentures, the Security Documents, the UCC and other applicable law;

L.	On September 17, 2016 the Lenders delivered to the Debtor Parties default notices with respect to the Debentures, which notices (i) indicated that the Debtor was in default under Section 2 (a) (i) of the Debentures for failure to pay principal amounts, accrued interest and other amounts when and as due under the Debentures and the Security Documents; (ii) indicated that the Debtor was in default under Section 2 (a) (iii) of the Debentures, as a result of defaults in our obligations under other Debentures and such indebtedness becoming or being declared payable; (iii) demanded immediate payment of all Obligations due and owing to the Lenders pursuant to the Debentures and Security Documents (the “Default Notices”) and (iv) proposed that Debtor transfer, convey, assign and surrender to Coos Bay Energy, as nominee for the Lenders, all of Debtor’s possession, right, title and interest in the Transferred Collateral (as defined below) if Debtor and/or the other Debtor Parties are unable to make the payments demanded in the Default Notices.

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M.	Upon receipt of the Default Notices, Debtor informed the Lenders that it was unable to pay its Obligations pursuant to the Default Notices. In addition, Debtor has admitted in writing that it is generally unable to pay its debts as they become due, which constitutes a further default under Section 2 (a) (ii) of the Debentures and the Security Documents. Specifically, Debtor filed a Current Report on Form 8-K on September 21, 2016, and stated, among other matters: ” . . . our existing capital resources are not sufficient to pay the remaining liabilities of Westport Energy Holdings, Inc. and of its subsidiaries, generally as they will become due”;

N.	In order to avoid an adversarial process that would further burden the Debtor Parties, the Debtor Parties agreed that Debtor would transfer, convey, assign and surrender to Coos Bay Energy, as the nominee for the Lenders, all of Debtor’s possession, right, title and interest in the WEA Equity Collateral, free and clear of all liens, claims, interests and encumbrances, in full satisfaction of the Debtor Parties’ Obligations in accordance with and subject to the provisions set forth more fully below (the “Transferred Collateral”);

O.	The Transferred Collateral, which includes Debtor’s (i) direct interest in the WEA Equity Collateral; (ii) indirect interest in the Westport Equity Collateral; and (iii) indirect interest in the Westport Asset Collateral, is described in further detail in Schedule C;

P.	The Lenders agree to accept Debtor’s transfer of the Transferred Collateral to Coos Bay Energy, in full satisfaction of the Debtor Parties’ Obligations in accordance with and subject to the provisions set forth more fully below; and

Q.	On the Effective Date, (i) title to the Transferred Collateral will be transferred to Coos Bay Energy, as nominee for the Lenders and (ii) the Secured Party’s security interests and liens on the Collateral will be fully extinguished.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. RECITALS INCORPORATED. The Introductory Statement and prefatory phrases and paragraphs set forth above are hereby incorporated in full, and made a part of, this Agreement.

2. RULES OF CONSTRUCTION. All incorporations by reference of provisions from other agreements are incorporated as if such provisions were fully set forth into this Agreement, and include all necessary definitions and related provisions from those other agreements. All references to the “UCC” or “Uniform Commercial Code” are deemed to be references to the Uniform Commercial Code as in effect from time to time in the State of New Jersey; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9 of the UCC; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Transferred Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New Jersey, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be. Unless the context in which it is used otherwise clearly requires, all references to days, weeks and months mean calendar days, weeks and months.

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3. CONDITION OF EFFECTIVENESS. This Agreement shall be null and void and of no legal effect if the Debtor Parties do not execute and deliver this Agreement to the Lenders on or before November 4, 2016 (the “Effective Date”), unless such date is extended by the Lenders in writing.

4. TRANSFER OF TRANSFERRED COLLATERAL. Pursuant to Section 9-620 of the UCC, the Debtor Parties hereby voluntarily convey, assign and relinquish to Coos Bay Energy (as nominee of the Lenders) any and all of their legal, equitable and beneficial right, title and interest in and to the Transferred Collateral, including all proceeds thereof, wherever located, and cash proceeds relating to the Transferred Collateral presently in the possession or control of the Debtor Parties.

5. ACCEPTANCE OF TRANSFERRED COLLATERAL. Subject to the Debtor Parties’ fulfillment of their obligations under this Agreement, the Secured Party and the Lender hereby accept the transfer to Coos Bay Energy (as nominee of the Lenders) from the Debtor Parties pursuant to Section 9-620 of the UCC and other applicable laws, of all of the Debtor’s possession, right, title and interest in and to the Transferred Collateral in full satisfaction of all of the Debtor Parties’ Obligations under the Debentures in amounts allocated as follows: (i) $33,570,532 in principal plus related accrued and unpaid interest and expenses will be extinguished on account of the transfer, conveyance, assignment and surrender of the YA Global portion of the Transferred Collateral to Coos Bay Energy; (ii) $540,000 in principal plus related accrued and unpaid interest and expenses will be extinguished on account of the transfer, conveyance, assignment and surrender of the Queensbury portion of the Transferred Collateral to Coos Bay Energy and (iii) $472,946 in principal plus related accrued and unpaid interest and expenses will be extinguished on account of the transfer, conveyance, assignment and surrender of the Mountainville portion of the Transferred Collateral to Coos Bay Energy

6. EFFECT OF TRANSFER AND ACCEPTANCE OF TRANSFERRED COLLATERAL. (a) The Parties acknowledge and agree that the transfer and acceptance of the Transferred Collateral shall be in full satisfaction of the Obligations and, as such, is in full satisfaction of the Obligations pursuant to Section 9-620 et seq. of the UCC. After Coos Bay Energy has received the Transferred Collateral as provided in Section 5 above, the (i) Debentures shall be marked satisfied and surrendered to the Debtor; (ii) Secured Party’s security interests and liens on the Collateral shall be fully extinguished; and (iii) the Royalty Agreements shall be terminated.

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(b) To the extent not waived in writing to the sole satisfaction of the Lenders, the Lenders have sent or will send notices of the transfer of the Transferred Collateral contemplated hereby to (i) all parties entitled thereto under applicable provisions of the UCC and (ii) those parties listed on Schedule D hereto (the “Notice Parties”). The Debtor Parties: (a) agree that they have received notice sufficient for compliance with Sections 9-620 and 9-621 of the UCC and, in the alternative, hereby expressly waive (i) any requirement for receipt of such notice and any right to notification of sale, transfer, conveyance or surrender of the Transferred Collateral pursuant to Sections 9-620 and 9-621 of the UCC or otherwise, and (ii) any remedies, rights, defenses or actions the Debtor Parties might have as a result of failure to have received such notice; (b) waives the right to redeem the Transferred Collateral under Section 9-623 of the UCC or otherwise; (c) waive any right to object to the sale, transfer, conveyance or surrender of the Transferred Collateral pursuant to Section 9-620 of the UCC or otherwise; (d) waives any obligation of the Secured Party or Lenders to dispose of the Transferred Collateral; (e) waives any other right, whether legal or equitable, which the Debtor Parties may possess in and to the Transferred Collateral; and (f) agrees that the transactions contemplated herein are commercially reasonable. The Debtor Parties acknowledge and agree that the waivers set forth in this Section and elsewhere in this Agreement constitute material consideration for the agreement of the Secured Party and Lenders to execute and deliver this Agreement.

(c) This Agreement shall not constitute an agreement to assign (now or at any time hereafter) any claim, contract, license, lease, commitment, sale or purchase order or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted transfer or assignment thereof (now or at any time hereafter), without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of the Secured Party or the Lenders. If such consent is not obtained, or if an attempted transfer, sublease or assignment thereof (now or at any time hereafter) would be ineffective or would affect the rights of the Secured Party or the Lender hereunder so that the Secured Party or Lenders would not, in fact, receive all such rights, the agreements of Westport to convey these rights to Coos Bay Energy shall remain in full force and effect for so long after the closing as is necessary to convey those rights, and Westport will use its best efforts to convey such rights, and until conveyed, will cooperate with the Secured Party and the Lenders to the extent reasonably practicable to provide for the Secured Party and the Lenders the benefits under any such claims, contracts, licenses, leases, commitments, sales or purchase orders or any claim or right or any benefit arising thereunder or resulting therefrom, including enforcement for the benefit of the Secured Party or the Lenders of any and all rights of Westport against a third party thereto arising out of the breach or cancellation by such third party or otherwise, with costs of litigation, if any, borne solely by the Secured Party or the Lenders. The Secured Party and the Lenders shall, as Westport reasonably requests, cooperate fully with Westport to obtain such releases of Westport (it being understood that a failure to obtain any such release shall not be required hereby and shall not excuse Westport, or any other Debtor Parties, for its obligations hereunder); and any transfer, sublease, or assignment to Coos Bay Energy by Westport of any Transferred Collateral which shall require the consent or approval of any third party (now or at any time hereafter), shall be made subject to such consent or approval being obtained.

7. SEGREGATION AND DELIVERY OF TRANSFERRED COLLATERAL BY WESTPORT. The Debtor shall hold for the benefit of, and in trust for, the Secured Party and the Lenders all income, including all income received by or on behalf of the Debtor by a third party, with respect to all Transferred Collateral. All such income constitutes Transferred Collateral and must be remitted immediately by Westport or such third party directly to Coos Bay Energy and must not be commingled with other property of the Debtor Parties or any Affiliate of the Debtor Parties.

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8. AUTHORIZATION. The Debtor Parties and the Lenders each represent and warrant as follows:

(a) That it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(b) That this Agreement has been duly executed and delivered by it and constitutes its valid and legally binding obligation enforceable in accordance with its terms; and

(c) It is in good standing under the laws of the state in which it was organized, and has obtained all consents and other approvals necessary for the execution, delivery and performance of this Agreement.

9. FURTHER ASSURANCES AND ASSISTANCE. (a) Upon prior written request by any of the Lenders, and at the Lenders’ expense, the Debtor Parties agree to perform any and all acts and execute any and all documents in such manner and at such location as may be required by any of the Lenders in its discretion to protect, perfect or enforce any of the rights, privileges and entitlements granted or promised to the Secured Party or the Lenders under this Agreement, including, without limitation, executing and delivering such deeds, assignments, bills of sale and other instruments of sale, transfer, conveyance, assignment and delivery covering the Transferred Collateral, or any part thereof, executed by one or more of the Debtor Parties or other appropriate parties, as any of the Lenders has reasonably requested to assure the full and effective sale, transfer, conveyance, assignment and delivery to Coos Bay of the Transferred Collateral, free and clear of any rights and claims of any third parties.

(b) If any of the Debtor Parties shall have failed, following 5 days’ written notice from a Lender, to perform any act or execute any document referred to in this Section 9 (a) above, the Lenders shall have the right to do so in the place and stead of the Debtor Parties, as its lawfully appointed attorney-in-fact, coupled with an interest, and the Debtor Parties hereby irrevocably appoint YA Global as its attorney-in-fact for such purposes.

(c) The Debtor Parties shall cooperate with the Secured Party and the Lenders in any proceedings involving the Transferred Collateral, including providing such information as the Secured Party or Lenders may reasonably request, provided that the Secured Party or Lenders shall reimburse the Debtor Parties for any reasonable costs or expenses incurred by the Debtor Parties in providing such cooperation.

10. DEBTOR PARTIES’ REPRESENTATIONS AND WARRANTIES. The Debtor Parties represent and warrant to the Lenders that:

(a) Westport is the lawful owner of, has good legal and beneficial title to, and has the right to assign its right, title and interest in and to the Transferred Collateral;

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(b) The gas leases, permits and other agreements (the “Westport Agreements”) that are part of the Transferred Collateral are valid and subsisting agreements, which are in full force and effect;

(c) The Debtor Parties are not aware of any defaults or acts by Westport under the Westport Agreements that permit, or would permit, any parties to terminate the Westport Agreements;

(d) Except for any liens, security interests or other encumbrances against the Transferred Collateral created in connection with the Debentures, there are no liens, security interests or other encumbrances affecting the Transferred Collateral;

(e) There is no litigation or other proceedings pending or threatened against the Debtor Parties or the Transferred Collateral that would have a material adverse effect on this Agreement or the transfer and acceptance of the Transferred Collateral hereunder;

(f) The Debentures and the Security Documents constitute legal, valid and binding agreements and obligations of the Debtor Parties, as applicable, enforceable in accordance with their terms, and the Secured Party and the Lenders are presently entitled to exercise enforcement rights and remedies under the Debentures and the Security Documents;

(g) The Debtor Parties agree that they do not and shall not dispute the validity, priority, enforceability or extent of the Secured Party’s liens and security interests in any part of the Transferred Collateral, nor the Secured Party’s or Lenders entitlement to the immediate possession of the Transferred Collateral, in any judicial, administrative or other proceeding;

(h) The Debtor Parties knowingly and freely have entered into this Agreement without any duress, coercion or undue influence exerted by or on behalf of the Secured Party, the Lenders or any of their affiliates;

(i) The execution, delivery and performance by the Debtor Parties of this Agreement and the performance under the Debentures do not and will not contravene: (i) the Debtor Parties’ organizational documents; (ii) any law, judgment, award, rule, regulation, order, decree, writ or injunction of any court, legislature, agency, board, bureau, commission, instrumentality of any legislative, administrative or regulatory body (in each case whether federal, state, local, foreign or domestic or any agreement); or (iii) any agreement, instrument, or indenture, binding on or otherwise affecting the Debtor Parties;

(j) None of the Lenders or Secured Party has breached any obligation to the Debtor Parties in connection with the Debentures, the Security Documents, or any other agreement, as applicable, (i) between or among one or more of the Debtor Parties on the one hand and one or more of the Lenders or the Secured Party on the other hand and the Lenders and the Secured Party have fully performed all obligations they may have had or now have to the Debtor Parties;

(k) No party other than Westport, the Secured Party and the Lenders has any other claim or interest in the Transferred Collateral, and that, upon execution hereof, the Secured Party and the Lenders (though its nominee, Coos Bay Energy) shall have full legal title to the Transferred Collateral and are entitled to the immediate transfer by Westport to Coos Bay Energy of the Transferred Collateral free and clear of any and all liens, claims, interests and encumbrances.

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11. WAIVER/RELEASE OF CLAIMS BY DEBTOR PARTIES. Effective upon the date hereof, the Debtor Parties and their respective officers, directors and managers (collectively, the “Debtor Releasors”), hereby (a) irrevocably and unconditionally release and forever discharge the Lenders and their officers, agents, professionals, employees, attorneys, representatives, affiliates, subsidiaries, directors, predecessors, successors and assigns, and each of them (collectively, the “Secured Releasees”), from any and all rights, claims, remedies and causes of action relating to the Notices of Default and this Agreement, whether known or unknown, liquidated or unliquidated, contingent or absolute, accrued or unaccrued, matured or unmatured, insured or uninsured, joint or several, determined or undetermined, determinable or otherwise (the “Released Claims”) and (b) covenant not to sue any of the Releasees on account of any Released Claims. Notwithstanding anything herein to the contrary, nothing herein shall constitute a waiver or release by any of the Releasors in favor of any of the Releasees of any of the terms and conditions of this Agreement.

12. WAIVER/RELEASE OF CLAIMS BY LENDERS. Effective upon the date hereof, the Lenders hereby (a) irrevocably and unconditionally release and forever discharge the Debtors Parties and their officers, agents, professionals, employees, attorneys, representatives, affiliates, subsidiaries, directors, managers, predecessors, successors and assigns, and each of them (collectively, the “Debtor Releasees”), from any and all rights, claims, remedies and causes of action relating to the Notice of Default and this Agreement whether known or unknown, liquidated or unliquidated, contingent or absolute, accrued or unaccrued, matured or unmatured, insured or uninsured, joint or several, determined or undetermined, determinable or otherwise (the “Released Claims”) and (b) covenant not to sue any of the Debtor Releasees on account of any Released Claims. Notwithstanding anything herein to the contrary, nothing herein shall constitute a waiver or release by any of the Lenders in favor of any of the Debtor Releasees of any of the terms and conditions of this Agreement, including but not limited to, the accuracy of (i) the representations and warranties made in this Agreement, (ii) the information set forth in the Schedules to this Agreement, and (iii) the information set forth in any public filing of the Debtor.

13. ASSURANCE OF NO ASSIGNMENT. Except as otherwise disclosed herein, each Party represents that it owns and has not assigned or transferred to any other Person or entity any or all of its rights, property interests, and claims as are being altered, transferred or otherwise affected by this Agreement including, without limitation, the Transferred Collateral and the Released Claims.

14. REAFFIRMATION. The Debtor parties confirm to the Lenders that until the Effective Date, the Obligations are and continue to be secured by each security interest granted by the Debtor Parties in favor of the Secured Party under the Debentures and the Security Documents.

15. INSOLVENCY FILINGS. The Debtor Parties each covenant that it shall not include any of the Transferred Collateral in any schedules of assets to be filed in connection with any subsequent petition filed by or against it under Title 11 of the United States Code (the “Bankruptcy Code”) or any similar proceeding under applicable state or federal law.

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16. REVIVAL OF OBLIGATIONS. Notwithstanding any other provision of this Agreement, and in the event any of the Debtor Parties becomes a debtor in a case under Bankruptcy Code, subject to such Debtor Party’s rights under the Bankruptcy Code, in the event that the transfer of the Transferred Collateral, or any part thereof, is subsequently invalidated, declared to be a fraudulent or preferential transfer, set aside and/or required to be repaid to a trustee, receiver or any other party, whether under any bankruptcy law, state or federal law, common law or equitable cause, or otherwise, then the Obligations under the Debentures and the Security Documents, to the extent they remain unsatisfied under the terms of the Debentures and the Security Documents, shall be revived and reinstated and shall continue in full force and effect until the Lenders have received payment in full on such Obligations.

17. MISCELLANEOUS.

(a) No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person or entity, and this Agreement does not confer any such rights.

(b) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to such subject matter.

(c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Any such purported assignment in violation of the above provisions shall be null and void.

(d) Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(e) Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written acknowledgement of receipt or by facsimile transmission or mailed (by registered or certified mail, postage prepaid, return receipt requested) or delivered by reputable overnight courier, fee prepaid, to the parties hereto at the addresses or facsimile numbers set forth in Schedule D. Any party hereto may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party hereto notice in the manner set forth herein.

(f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of [New Jersey], without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the state of New Jersey.

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(g) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless such amendment is in writing and signed by each of the parties hereto. No waiver by any party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless such waiver is in writing and signed by the party against whom such waiver is sought to be enforced.

(h) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible without materially and adversely affecting any of the parties hereto.

(i) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy available to them at law or equity. In addition, the parties hereto agree to WAIVE ANY RIGHTS TO A TRIAL BY JURY relating to any disputes arising from performance of obligations pursuant to the provisions of this Agreement.

(j) Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(k) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(l) Good Faith and Consultation with Legal Counsel. The Debtor Parties and the Lenders have had access to and the opportunity to consult with independent legal counsel. Each of the Debtor Parties and the Lenders acknowledges having read all of the terms of this Agreement and enters into the Agreement voluntarily and without duress.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WESTPORT ENERGY HOLDINGS INC.		WESTPORT ENERGY ACQUISITION INC.

By:	/s/ Stephen J. Schoepfer	By:	/s/ Stephen J. Schoepfer
Name:	Stephen J. Schoepfer	Name:	Stephen J. Schoepfer
Title:	Chief Executive Officer	Title:	President

WESTPORT ENERGY LLC		COOS BAY ENERGY LLC

By:	/s/ Stephen J. Schoepfer	By:	/s/ Matthew Beckman
Name:	Stephen J. Schoepfer	Name:	Matthew Beckman
Title:	Manager	Title:	Manager

YA GLOBAL INVESTMENTS, L.P.		QUEENSBURY INC.

By: Yorkville Advisors LLC
Its: Investment Manager		By:	/s/ Raffi Attar
		Name:	Raffi Attar
By:	/s/ Mark Angelo	Title:	President
Name:	Mark Angelo
Title:	Portfolio Manager

MOUNTAINVILLE LTD.

By:	/s/ Gordon I. Miller
Name:	Gordon I. Miller
Title:	Investment Manager

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SCHEDULE A

DEBENTURES

Debenture ID	Debenture Holder	Issuance Date	Maturity Date	Interest Rate	Original Principal Amount	Outstanding Principal Amount
CCP-3	YA Global	10/12/2005	12/31/2010	5.00%	$1,475,000	$592,360
CCP-4	YA Global	2/8/2006	12/31/2010	5.00%	$3,050,369	$920,666
GSHF-3-1	YA Global	6/26/2007	12/31/2010	12.00%	$570,000	$570,000
CICS-5	YA Global	6/30/2009	12/31/2011	12.00%	$4,000,000	$3,249,501
CICS-6	YA Global	8/17/2010	8/31/2012	9.00%	$27,640,712	$25,218,340
CICS-7	YA Global	8/17/2010	8/12/2012	9.00%	$177,054	$177,054
CICS-7a	Mountainville	12/31/13	8/1/2015	9.50%	$472,946	$472,946
CICS-8	YA Global	8/25/2011	8/31/2012	9.00%	$120,000	$120,000
CICS-9	YA Global	12/6/2011	12/31/2013	9.00%	$910,000	$910,000
CICS-10	YA Global	12/6/2011	12/31/2013	9.00%	$172,411	$172,411
CICS-11	YA Global	5/31/2012	12/31/2013	9.00%	$200,000	$200,000
CICS-12	YA Global	8/13/2012	12/31/2013	9.00%	$25,000	$25,000
CICS-13	YA Global	8/29/2012	12/31/2013	9.00%	$25,000	$25,000
CICS-14	YA Global	9/7/2012	12/31/2013	9.00%	$50,000	$50,000
CICS-15	YA Global	10/2/2012	12/31/2013	9.00%	$50,000	$50,000
CICS-16	YA Global	11/6/2012	12/31/2013	9.00%	$75,000	$75,000
CICS-17	YA Global	12/1/2012	12/31/2013	9.00%	$100,000	$100,000
CICS-18	YA Global	1/15/2013	12/31/2013	9.00%	$50,000	$50,000
CICS-19	YA Global	2/12/2013	12/31/2013	9.00%	$50,000	$50,000
CICS-20	YA Global	3/21/2013	12/31/2013	9.00%	$50,000	$50,000
CICS-21	YA Global	5/14/2013	12/31/2013	9.00%	$25,000	$25,000
CICS-22	YA Global	6/1/2013	12/31/2013	9.00%	$200,000	$200,000
CICS-23	YA Global	6/14/2013	12/31/2013	9.00%	$25,000	$25,000
CICS-24	YA Global	7/12/2013	12/31/2013	9.00%	$25,000	$25,000
CICS-28A	YA Global	2/5/2014	2/4/2016	12.00%	$540,000	$540,000
CICS-28B	Queensbury	2/5/2014	2/4/2016	12.00%	$540,000	$540,000
CICS-29	YA Global	1/28/2015	12/31/2016	9.00%	$150,000	$150,000

					$40,768,492	$34,583,478

12

SCHEDULE B

SECURITY DOCUMENTS

1.	Securities Purchase Agreement dated August 17, 2010 by and between Carbonics Capital Corporation and YA Global Investments, L.P.

2.	Securities Purchase Agreement dated February 5, 2014 by and between Westport Energy Holdings, Inc. and YA Global Investments, L.P.

3.	Security Agreement dated August 17, 2010 in Favor of YA Global Investments by and among Carbonics Capital Corporation, Westport Energy Acquisition Inc. and Westport Energy LLC.

4.	Security Agreement dated August 17, 2010 in Favor of New Earthshell Corporation by and among Carbonics Capital Corporation, Westport Energy Acquisition Inc. and Westport Energy LLC.

5.	Pledge and Escrow Agreement dated August 17, 2010 in Favor of YA Global Investments, L.P. by and among 4 Sea-Sons LLC, Carbonics Capital Corporation, Westport Energy Acquisition Inc. and Westport Energy LLC.

6.	Pledge and Escrow Agreement dated August 17, 2010 in Favor of New Earthshell Corporation, L.P. by and among 4 Sea-Sons LLC, Carbonics Capital Corporation, Westport Energy Acquisition Inc. and Westport Energy LLC.

7.	Leasehold Deed of Trust and Security Agreement with Assignment of Rents, Financing Statement for As-Extracted Collateral and Fixture Filing dated August 17, 2010 with Westport Energy, LLC, as Grantor, YA Global Investments, L.P., as Beneficiary, and Chicago Title Insurance Company, as Trustee.

8.	Leasehold Deed of Trust and Security Agreement with Assignment of Rents, Financing Statement for As-Extracted Collateral and Fixture Filing dated August 17, 2010 with Westport Energy, LLC, as Grantor, New Earthshell Corporation, as Beneficiary, and Chicago Title Insurance Company, as Trustee.

9.	Guaranty dated August 17, 2010 in Favor of YA Global Investments, L.P. by and among Carbonics Capital Corporation, Westport Energy Acquisition, Inc. and Westport Energy, LLC, as Guarantors.

10.	Guaranty dated August 17, 2010 in Favor of New Earthshell Corporation by and among Carbonics Capital Corporation, Westport Energy Acquisition, Inc. and Westport Energy, LLC, as Guarantors.

11.	Any other security, collateral, pledge, guaranty or other agreements of any kind entered into among any parties to the Debentures.

13

SCHEDULE C

TRANSFERRED COLLATERAL

1,000 shares of common stock representing 100% of the issued and outstanding capital stock of Westport Energy Acquisition, Inc. (Certificate Number WEA 001)* owned by Westport Energy Holdings Inc.

*Westport Energy Acquisition, Inc. owns 100 LLC membership interests representing 100% of the issued and outstanding membership interests in Westport Energy, LLC. (Certificate number 1), which, in turn, owns the Westport Asset Collateral.

14

SCHEDULE D

NOTICE PARTIES

If to Westport Energy Holdings Inc., to:	Westport Energy Holdings Inc. 100 Overlook Center, 2nd Floor Princeton, NJ 08540 Attention: Chief Executive Officer Fax: (609) 498-7029

If to Westport Energy Acquisition Inc., to:	Westport Energy Acquisition Inc. 100 Overlook Center, 2nd Floor Princeton, NJ 08540 Attention: President Fax: (609) 498-7029

If to Westport Energy Acquisition Inc., to:	Westport Energy LLC 100 Overlook Center, 2nd Floor Princeton, NJ 08540 Attention: Manager Fax: (609) 498-7029

If to Coos Bay Energy LLC, to:	Coos Bay Energy LLC 1001 SW 5th Avenue, Suite 1100 Portland, OR 97024 Attention: Manager Fax: (503) 966-7949

If to YA Global Investments LLP, to:	YA Global Investments, L.P. 1012 Springfield Avenue Mountainside, NJ 07092 Attention: Mark Angelo Fax: (___) ___-____

If to Queensbury Inc., to:	Queensbury Inc. 23501 Cinco Ranch Blvd., B-225 Katy, TX 77494 Attention: Raffi Attar Fax: (___) ___-____

If to Mountainville Ltd., to:	Mountainville Ltd. 62 Potterstown Road Lebanon, NJ 08833 Attention: Gordon I. Miller Fax: (___) ___-____

15